Exhibit 10.16

AMENDED AND RESTATED
SEVERANCE PROTECTION AGREEMENT

THIS AGREEMENT is made as of the 22nd day of December, 2008, by and between Axsys Technologies, Inc. (the “Company”) and Scott B. Conner (the “Executive”).

WHEREAS, the Board of Directors of the Company (the “Board”) recognizes that the possibility of a Change in Control (as hereinafter defined) exists and that the threat or the occurrence of a Change in Control can result in significant distraction of the Company’s key management personnel because of the uncertainties inherent in such a situation;

WHEREAS, the Board has determined that it is essential and in the best interests of the Company and its stockholders for the Company to retain the services of the Executive in the event of a threat or occurrence of a Change in Control and to ensure the Executive’s continued dedication and efforts in such event without undue concern for the Executive’s personal financial and employment security;

WHEREAS, in order to induce the Executive to remain in the employ of the Company and/or one of its Affiliates (the entity or entities employing the Executive, the “Employing Affiliate”), particularly in the event of a threat or the occurrence of a Change in Control, the Company desires to enter into this Agreement with the Executive to provide the Executive with certain benefits in the event the Executive’s employment is terminated as a result of, or in connection with, a Change in Control; and

WHEREAS, the Company and the Executive desire for this Amended and Restated Severance Protection Agreement to amend and supersede the Severance Protection Agreement, originally dated December 3, 2004, and amended and restated as of June 9, 2005, between the Company and the Executive and any other severance agreements entered into prior to the date hereof.

NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:

1.                                       Term of Agreement.  This Agreement shall commence as of the date of this Agreement and shall continue in effect until January 1, 2010 (the “Term”); provided, however, that on January 1, 2009, and on each January 1 thereafter, the Term shall automatically be extended for one year unless either the Executive or the Company shall have given written notice to the other at least ninety days prior thereto that the Term shall not be so extended; provided, further, however, that following the occurrence of a Change in Control, the Term shall not expire prior to the expiration of twenty-four months after such occurrence.

2.                                       Termination of Employment.  If, during the Term, the Executive’s employment with the Company or an Employing Affiliate shall be terminated within twenty-four months following a Change in Control, the Executive shall be entitled to the following compensation and benefits:

Short-Term Deferral

(a)                                  If the Executive’s employment with the Company or an Employing Affiliate shall be terminated (1) by the Company for Cause or Disability, (2) by reason of the Executive’s death, or (3) by the Executive other than for Good Reason or pursuant to a Window Period Termination, the Company shall pay to the Executive the Accrued Compensation.

(b)                                 If the Executive’s employment with the Company or an Employing Affiliate shall be terminated for any reason other than as specified in Section 2(a), or if the Executive terminates his employment with or without Good Reason during the one month period ending on the earlier of (i) the end of the second month of the calendar year following the calendar year in which the Change in Control occurs, or (ii) the last day of the seventh month following a Change in Control (a “Window Period Termination”), the Executive shall be entitled to the following:

(1)                                  the Company shall pay the Executive the Accrued Compensation;

(2)                                  the Company shall pay the Executive as severance pay an amount equal to 2.99 times the sum of (a) the highest annual base salary paid to the Executive during the 12-month period immediately prior to the Termination Date and (b) the average of the annual cash bonuses paid to the Executive during the 3 calendar years prior to the year in which the Termination Date occurs (prorated for any lesser period during which the Executive has been employed or for which bonuses have been determined, if applicable, and, in the case of each of (a) and (b), determined without reduction for any portion thereof that has been deferred by the Executive); provided, however, that, if the Executive has been employed for less than a full year as of the Termination Date, the amount of clause (b) hereof shall be equal to the Executive’s target bonus amount for such year, prorated for the period during which the Executive has been employed; and

(3)                                  for twelve months following the Termination Date (the “Continuation Period”), the Company shall continue on behalf of the Executive and his dependents and beneficiaries the life insurance, disability, medical, dental, prescription drug and hospitalization coverages and benefits provided to the Executive immediately prior to a Change in Control (the “Benefits Continuation”), or, if greater, the coverages and benefits provided at any time thereafter.  The coverages and benefits (including deductibles and costs to the Executive) provided in this Section 2(b)(3) during the Continuation Period shall be no less favorable to the Executive and his dependents and beneficiaries than the most favorable of such coverages and benefits referred to above.  Notwithstanding the foregoing, or any other provision of this Agreement, for purposes of determining the period of continuation coverage to which the Executive or any of the Executive’s dependents is entitled pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), under the Company’s medical, dental and other group health plans, or successor plans, the Executive’s “qualifying event” will be the termination of the Continuation Period and the Executive will be considered to have remained actively employed on a full-time basis through that date.  The Company’s obligation hereunder with respect to the foregoing coverages and benefits shall be reduced to the extent that the Executive obtains any such coverages and benefits pursuant to a subsequent employer’s benefit plans, in which case the Company may reduce any of the coverages or benefits it is required to provide the Executive hereunder so long as the aggregate coverages and benefits (including deductibles and costs to the Executive) of the combined benefit plans are no less favorable to the

Executive than the coverages and benefits required to be provided hereunder.  This Section 2(b)(3) shall not be interpreted so as to limit any benefits to which the Executive, his dependents or beneficiaries may be entitled under any of the Company’s employee benefit plans, programs or practices following the Executive’s termination of employment, including but not limited to retiree medical and life insurance benefits.  To the extent the Benefit Continuation involves the reimbursement of expenses pursuant to the Company’s supplemental medical plan, such reimbursement will occur in all events prior to the last day of the calendar year following the calendar year in which the Executives incurred the expense.  In no event will the amount of expenses so reimbursed by the Company in one year affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(c)                                  The cash amounts provided for in Sections 2(a) and 2(b) shall be paid in a single lump sum cash payment within ten days after the Termination Date (or earlier, if required by applicable law).

(d)                                 The Executive may terminate his employment for Good Reason and be eligible for the cash amount provided for in Section 2(b) only if he gives notice to the Company of the occurrence of any of the conditions described in Section 16.8 within ninety days following his knowledge of such condition and the Company fails to remedy such condition within thirty days following the Executive’s written notice of such condition.  The severance pay and benefits provided for in this Section 2 shall be in lieu of any other severance pay to which the Executive may be entitled under any severance or employment agreement with the Company or any other plan, agreement or arrangement of the Company or any other Affiliate of the Company.  The Executive’s entitlement to any compensation or benefits other than as provided herein shall be determined in accordance with the employee benefit plans of the Company and any of its Affiliates and other applicable agreements, programs and practices as in effect from time to time.

(e)                                  If the Executive’s employment is terminated by the Company or an Employing Affiliate without Cause prior to the date of a Change in Control but the Executive reasonably demonstrates that such termination (1) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control (a “Third Party”) and who effectuates a Change in Control or (2) otherwise arose in connection with, or in anticipation of, a Change in Control which has been threatened or proposed and which actually occurs, such termination shall be deemed to have occurred after a Change in Control, it being agreed that any such action taken following shareholder approval of a transaction which if consummated would constitute a Change in Control, shall be deemed to be in anticipation of a Change in Control provided such transaction is actually consummated.

3.                                       Effect of Section 280G of the Internal Revenue Code.

(a)                                  Anything in this Agreement to the contrary notwithstanding, in the event that this Agreement becomes operative and it is determined (as hereafter provided) that any payment (other than the Gross-Up payments provided for in this Section 3 and Annex A) or distribution by the Company or any of its Affiliates to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, performance share, performance unit, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) by reason of being considered “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), then the Executive will be entitled to receive an additional payment or payments (collectively, a “Gross-Up Payment”).  The Gross-Up Payment will be in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

(b)                                 The obligations set forth in Section 3(a) will be subject to the procedural provisions described in Annex A.

4.                                       Notice of Termination.  Following a Change in Control, any intended termination of the Executive’s employment by the Company or an Employing Affiliate shall be communicated by a Notice of Termination from the Company to the Executive, and any intended termination of the Executive’s employment by the Executive for Good Reason or pursuant to a Window Period Termination shall be communicated by a Notice of Termination from the Executive to the Company.

5.                                       Fees and Expenses.  The Company shall pay, as incurred, all legal fees and related expenses (including the costs of experts, evidence and counsel) that the Executive may reasonably incur following a Change in Control as a result of or in connection with (a) the Executive’s contesting, defending or disputing the basis for the termination of the Executive’s employment, (b) the Executive’s hearing before the Board of Directors of the Company as contemplated in Section 16.4 or (c) the Executive’s seeking to obtain or enforce any right or benefit provided by this Agreement or by any other plan or arrangement maintained by the Company or one of its Affiliates under which the Executive is or may be entitled to receive benefits.  All reimbursements under this Section 5 shall be for expenses incurred by the Executive during his lifetime.  Reimbursement shall be made within 90 days following the Executive submitting evidence of such incurrence of such expenses, and in all events prior to the last day of the calendar year following the calendar year in which the Executive incurred the expense.  In no event will the amount of expenses so reimbursed by the Company in one year affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

6.                                       Unauthorized Disclosure.

(a)                                  The Executive agrees and understands that during the Executive’s employment with the Company or an Employing Affiliate, the Executive has been and will be exposed to and receive information relating to the affairs of the Company considered by the Company to be confidential and in the nature of trade secrets (including but not limited to procedures, memoranda, notes, records and customer lists, whether such information has been or is made, developed or compiled by the Executive or otherwise has been or is made available to him) (any and all such information, the “Confidential Information”).  The Executive agrees that, during the Term and thereafter, he shall keep such Confidential Information confidential and will not disclose such Confidential Information, either directly or indirectly, to any third person or entity without the prior written consent of the Company; provided, however, that (i) the Executive shall have no such obligation to the extent such Confidential Information is or becomes publicly known other than as a result of the Executive’s breach of his obligations hereunder or is received by the Executive following the Termination Date and (ii) the Executive may, after giving prior notice to the Company to the extent practicable under the circumstances, disclose such Confidential Information to the extent required by applicable laws or governmental regulations or judicial or regulatory process.

(b)                                 The Executive agrees that all Confidential Information is and will remain the property of the Company.  The Executive further agrees that, during the Term and thereafter, he shall hold in the strictest confidence all Confidential Information, and shall not, directly or indirectly, duplicate, sell, use, lease, commercialize, disclose or otherwise divulge to any person or entity any portion of the Confidential Information or use any Confidential Information for his own benefit or profit or allow any person or entity, other than the Company and its authorized employees, to use or otherwise gain access to any Confidential Information.

(c)                                  All memoranda, notes, records, customer lists and other documents made or compiled by the Executive or otherwise made available to him concerning the business of the Company or its subsidiaries or Affiliates shall be the Company’s property and shall be delivered to the Company upon the termination of the Executive’s employment with the Company or an Employing Affiliate or at any other time upon request by the Company, and the Executive shall retain no copies of those documents.  The Executive shall never at any time have or claim any right, title or interest in any material, invention or matter of any sort created, prepared or used in connection with the business of the Company or its subsidiaries or Affiliates.

7.                                       Non-competition.

(a)                                  By and in consideration of the Company’s entering into this Agreement and the payments to be made and benefits to be provided by the Company hereunder and further in consideration of the Executive’s exposure to the proprietary information of the Company, the Executive agrees that the Executive will not, during the Term, and thereafter during the Non-competition Term (as hereinafter defined), directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including but not limited to holding any position as a shareholder, director, officer, consultant, independent contractor, employee, partner, or investor in, any Restricted Enterprise (as defined below); provided, however, that in no event shall ownership of less than one percent of the outstanding equity securities of any issuer whose securities are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), standing alone, be prohibited by this Section 7.  For purposes of this paragraph, the term “Restricted Enterprise” shall mean any person, corporation, partnership or other entity that is engaged in the precision systems or industrial components business or otherwise competes, directly or indirectly, with any business or activity conducted or proposed to be conducted by the Company or any of its subsidiaries or Affiliates as of the date of the Executive’s termination of employment.  Following termination of employment, upon request of the Company, the Executive shall notify the Company of the Executive’s then current employment status.  For purposes of this Agreement, the “Non-competition Term” shall mean the period beginning on the Termination Date and ending on the first anniversary of such date.  Any material breach of the terms of this paragraph shall be considered Cause under Section 16.4.

(b)                                 The Executive agrees that any breach of the terms of this Section 7 would result in irreparable injury and damage to the Company and/or its subsidiaries or Affiliates for which the Company and/or its subsidiaries or Affiliates would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of breach, the Company and/or its subsidiaries or Affiliates, as applicable, shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all persons and/or entities acting for and/or with the Executive, without having to prove damages, in addition to any other remedies to which the Company and/or its subsidiaries or Affiliates may be entitled at law or in equity.  The terms of this paragraph shall not prevent the Company and/or its subsidiaries or Affiliates from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the Executive.  The Executive and the Company further agree that the provisions of the covenants contained in this Section 7 are reasonable and necessary to protect the businesses of the Company and its subsidiaries or Affiliates because of the Executive’s access to Confidential Information and his material participation in the operation of such businesses.  Should a court or arbitrator determine, however, that any provision of the covenants contained in this Section 7 is not reasonable or valid, either in period of time, geographical area, or otherwise, the parties hereto agree that such covenants should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable or valid.

The existence of any claim or cause of action by the Executive against the Company and/or its subsidiaries or Affiliates, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants contained in this Section 7.

8.                                       Notice.  For the purposes of this Agreement, notices and all other communications provided for in this Agreement (including any Notice of Termination) shall be in writing, shall be signed by the Executive if to the Company or by a duly authorized officer of the Company if to the Executive, and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company.  All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof (whichever is earlier), except that notice of change of address shall be effective only upon receipt.

9.                                       Non-Exclusivity of Rights.  Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any other Affiliate of the Company for which the Executive may qualify, nor shall anything herein limit or reduce such rights as the Executive may have under any other agreements with the Company or any other Affiliate of the Company.

Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company or any other Affiliate of the Company shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

10.                                 (a)                                  Full Settlement.  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including but not limited to any set-off, counterclaim, defense, recoupment, or other claim, right or action which the Company may have against the Executive or others.

(b)                                 No Mitigation.  The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment except as provided in Section 2(b)(3).

11.                                 Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company.  No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party which are not expressly set forth in this Agreement.

12.                                 Successors; Binding Agreement.

(a)                                  This Agreement shall be binding upon and shall inure to the benefit of the Company and its Successors and Assigns.  The Company shall require its Successors and Assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.

(b)                                 Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal personal representative.

13.                                 Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to the conflict of laws principles thereof.  Any action brought by any party to this Agreement shall be brought and maintained in a court of competent jurisdiction in the State of Delaware.

14.                                 Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

15.                                 Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto, and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto, with respect to the subject matter hereof.

16.                                 Definitions.

16.1                           Accrued Compensation.  For purposes of this Agreement, “Accrued Compensation” shall mean all amounts of compensation for services rendered to the Company or an Employing Affiliate that have been earned or accrued through the Termination Date but that have not been paid as of the Termination Date, including (a) base salary, (b) reimbursement for reasonable and necessary business expenses incurred by the Executive on behalf of the Company or an Employing Affiliate during the period ending on the Termination Date and (c) vacation pay; provided, however, that Accrued Compensation shall not include any amounts described in clause (a) that have been deferred pursuant to any salary reduction or deferred compensation elections made by the Executive.  Any reimbursement for reasonable and necessary business expenses incurred by the Executive that is included within the meaning of Accrued Compensation will be made in accordance with the Company’s expense reimbursement policy and in all events no later than the last day of the calendar year following the calendar year in which the Executive incurred the expense.  In no event will the amount of expenses so reimbursed by the Company in one year affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

16.2                           Affiliate.  For purposes of this Agreement, “Affiliate” means, with respect to any Person, any entity, directly or indirectly, controlled by, controlling or under common control with such Person.

16.3                           [Intentionally Omitted.]

16.4                           Cause.  For purposes of this Agreement, a termination of employment is for “Cause” if the Executive

(a)                                  has been convicted of a felony (including a plea of nolo contendere);

(b)                                 intentionally and continually failed substantially to perform his reasonably assigned duties with the Company or an Employing Affiliate (other than a failure resulting from the Executive’s incapacity due to physical or mental illness or from the assignment to the Executive of duties that would constitute Good Reason) which failure continued for a period of at least thirty days after a written notice of demand for substantial performance, signed by a duly authorized officer of the Company, has been delivered to the Executive specifying the manner in which the Executive has failed substantially to perform such duties; or

(c)                                  intentionally engaged in illegal conduct or willful misconduct which is demonstrably and materially injurious to the Company or an Employing Affiliate.

For purposes of this Agreement, no act, or failure to act, on the Executive’s part shall be considered “intentional” unless the Executive has acted, or failed to act, with a lack of good faith and with a lack of reasonable belief that the Executive’s action or failure to act was in the best interest of the Company or an Employing Affiliate.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Company’s Chairman of the Board, Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company or an Employing Affiliate.  The termination of employment of the Executive shall not be deemed to be for Cause pursuant to subparagraph (b) or (c) above unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (b) or (c) above, and specifying the particulars thereof in detail.  Notwithstanding anything contained in this Agreement to the contrary, no failure to perform by the Executive after a Notice of Termination is given to the Company by the Executive shall constitute Cause for purposes of this Agreement.

16.5                           Change in Control.  A “Change in Control” shall mean the occurrence during the Term of:

(a)                                  An acquisition (other than directly from the Company) of any common stock of the Company (“Common Stock”) or other voting securities of the Company entitled to vote generally for the election of directors (the “Voting Securities”) by any “Person” (as the term “person” is used for purposes of Section 13(d) or 14(d) of the Exchange Act), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent or more of the then outstanding shares of Common Stock or the combined voting power of the Company’s then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred, Common Stock or Voting Securities which are acquired in a Non-Control Acquisition (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control.  A “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company (a “Subsidiary”), (ii) the Company or its Subsidiaries or (iii) any Person in connection with a Non-Control Transaction (as hereinafter defined);

(b)                                 The individuals who, as of the date of this Agreement, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the election, or nomination for election by the Company’s shareholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened election contest (with respect to the election or removal of directors) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any election contest or Proxy Contest; or

(c)                                  The consummation of:

(1)                                  A merger, consolidation, reorganization or other business combination with or into the Company or in which securities of the Company are issued, unless such merger, consolidation, reorganization or other business combination is a “Non-Control Transaction.”  A “Non-Control Transaction” shall mean a merger, consolidation, reorganization or other business combination with or into the Company or in which securities of the Company are issued where:

(a)                                  the shareholders of the Company, immediately before such merger, consolidation, reorganization or other business combination own directly or indirectly immediately following such merger, consolidation, reorganization or other business combination, at least fifty percent of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation, reorganization or other business combination (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation, reorganization, or other business combination,

(b)                                 the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation, reorganization or other business combination constitute at least two-thirds of the members of the board of directors of the Surviving Corporation, or a corporation beneficially directly or indirectly owning a majority of the combined voting power of the outstanding voting securities of the Surviving Corporation, and

(c)                                  no Person other than (i) the Company, (ii) any Subsidiary, (iii) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to such merger, consolidation, reorganization or other business combination was maintained by the Company, the Surviving Corporation, or any Subsidiary, or (iv) any Person who, immediately prior to such merger, consolidation, reorganization or other business combination had Beneficial Ownership of fifty percent or more of the then outstanding Voting Securities or common stock of the Company, has Beneficial Ownership of fifty percent or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities or its common stock.

(2)                                  A complete liquidation or dissolution of the Company; or

(3)                                  The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than (i) any such sale or disposition that results in at least fifty percent of the Company’s assets being owned by a Subsidiary or Subsidiaries or (ii) a distribution to the Company’s stockholders of the stock of a Subsidiary or any other assets);

provided, however, that no transaction or series of transactions by which Stephen W. Bershad, or any Person in which Stephen W. Bershad has Beneficial Ownership, directly or indirectly, of 25 percent of the outstanding ownership interests or voting power, acquires fifty percent or more of the then outstanding shares of Common Stock or the combined voting power of the Company’s then outstanding Voting Securities shall constitute a Change in Control for purposes of this Agreement (regardless of the form of transaction or series of transactions by which such acquisition occurs (including, without limitation, any acquisition described in clause (a) hereof or any merger or other transaction described in clause (c) hereof)).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Common Stock or Voting Securities as a result of the acquisition of Common Stock or Voting Securities by the Company which, by reducing the number of shares of Common Stock or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of shares of Common Stock or Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional shares of Common Stock or Voting Securities which increase the percentage of the then outstanding shares of Common Stock or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

16.6                           Company.  For purposes of this Agreement, all references to the Company shall include its Successors and Assigns.

16.7                           Disability.  For purposes of this Agreement, “Disability” shall mean a physical or mental infirmity which impairs the Executive’s ability to substantially perform his duties with the Company or an Employing Affiliate for six consecutive months, and within the time period set forth in a Notice of Termination given to the Executive (which time period shall not be less than thirty days), the Executive shall not have returned to full-time performance of his duties; provided, however, that if the Company’s Long Term Disability Plan, or any successor plan (the “Disability Plan”), is then in effect, the Executive shall not be deemed disabled for purposes of this Agreement unless the Executive is also eligible for long-term disability benefits under the Disability Plan (or similar benefits in the event of a successor plan).

16.8                           Good Reason.

(a)                                  For purposes of this Agreement, “Good Reason” shall mean the occurrence after a Change in Control of any of the following events or conditions:

(1)                                  a material adverse change in the Executive’s duties or responsibilities (including reporting responsibilities), except in connection with the termination of his employment for Disability, Cause, as a result of his death or by the Executive other than for Good Reason;

(2)                                  a material reduction in the Executive’s annual base salary;

(3)                                  the relocation of the offices of the Company or an Employing Affiliate at which the Executive is principally employed to a location more than 50 miles from the location of such offices immediately prior to a Change in Control, or any other material change in the geographic location at which the Executive be based, except to the extent the

Executive was not previously assigned to a principal location and except for required travel on the business of the Company or an Employing Affiliate to an extent substantially consistent with the Executive’s business travel obligations at the time of a Change in Control; or

(4)                                  the failure by the Company or an Employing Affiliate to pay to the Executive any portion of the Executive’s current compensation, within seven days of the date such compensation is due.

(b)                                 Any event or condition described in Section 16.8(a)(1) through (4) which occurs prior to a Change in Control but which the Executive reasonably demonstrates (i) was at the request of a Third Party who effectuates a Change in Control or (ii) otherwise arose in connection with or in anticipation of a Change in Control which has been threatened or proposed and which actually occurs, shall constitute Good Reason for purposes of this Agreement notwithstanding that it occurred prior to a Change in Control, it being agreed that any such action taken following shareholder approval of a transaction which if consummated would constitute a Change in Control, shall be deemed to be in anticipation of a Change in Control provided such transaction is actually consummated.

16.9                           Notice of Termination.  For purposes of this Agreement, following a Change in Control, “Notice of Termination” shall mean a written notice of termination of the Executive’s employment, signed by the Executive if to the Company or by a duly authorized officer of the Company if to the Executive, which indicates the specific termination provision in this Agreement, if any, relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.  The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason, Disability or Cause shall not serve to waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

16.10                     Successors and Assigns.  For purposes of this Agreement, “Successors and Assigns” shall mean, with respect to the Company, a corporation or other entity acquiring all or substantially all the assets and business of the Company, as the case may be, whether by operation of law or otherwise.

16.11                     Termination Date.  For purposes of this Agreement, “Termination Date” shall mean the date on which the Executive incurs a “separation from service” from the Company within the meaning of Section 409A of the Code.  In the case of the Executive’s death, the Termination Date shall be the date of death.  For all other terminations, the Notice of Termination shall specify the proposed Termination Date (which, in the case of a termination for Cause shall not be less than thirty days, and in the case of a termination for Good Reason shall not be more than sixty days, from the date such Notice of Termination is given); provided, however, that if within thirty days after any Notice of Termination is given the party receiving such Notice of Termination in good faith notifies the other party that a dispute exists concerning the basis for the termination, the Termination Date shall not occur until the date on which the dispute is finally determined, either by mutual written agreement of the parties, or by the final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been taken).  Notwithstanding the pendency of any such dispute, the Company or an Employing Affiliate shall continue to pay the Executive his base salary and continue the Executive as a participant (at or above the level provided prior to the date of such dispute) in all compensation, incentive, bonus, pension, profit sharing, medical, hospitalization, prescription drug, dental, life insurance and disability benefit plans in which he was participating when the notice giving rise to the dispute was given, until the dispute is finally resolved whether or not the dispute is resolved in favor of the Company, and the Executive shall not be obligated to repay to the Company or an Employing Affiliate any amounts paid or benefits provided pursuant to this sentence.  Notwithstanding the foregoing, in no event shall the Termination Date occur until the Executive experiences a “separation from service” within the meaning of Section 409A of the Code, and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the Termination Date.

17.                                 Compliance with Section 409A of the Code.

(a)                                  Each payment or reimbursement and the provision of each benefit under this Agreement shall be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Code.  To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code so that the income inclusion provisions of Section 409A(a)(1) do not apply to the Executive.  This Agreement shall be administered in a manner consistent with this intent.  Reference to Section 409A of the Code is to Section 409A of the Internal Revenue Code of 1986, as amended, and will also include any regulations, or any other formal guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b)                                 Notwithstanding anything in this Agreement to the contrary, if the Executive is a “specified employee” (within the meaning of Section 409A) on the Termination Date, in the case of any payment made or benefit provided pursuant to this Agreement that is considered to be a “deferral of compensation” (as such phrase is defined for purposes of Section 409A) and which is payable upon the Executive’s “separation from service” (within the meaning of Section 409A of the Code) and which otherwise is payable within six months of such separation from service, the payment date for such payment or benefit shall be the date that is the first day of the seventh month after the date of the Executive’s “separation from service” (determined in accordance with Section 409A).

18.                                 Prior Agreement.  This Agreement supersedes, as of the date first above written, the Amended and Restated Severance Protection Agreement, dated as of June 9, 2005 (the “Prior Agreement”) between the Company and the Executive and the Executive agrees that he has no further rights under the Prior Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officers and the Executive has executed this Agreement as of the day and year first above written.

AXSYS TECHNOLOGIES, INC.

/s/ Stephen W. Bershad
Stephen W. Bershad
By:
Its:

EXECUTIVE

/s/ Scott B. Conner
Scott B. Conner

Annex A

Excise Tax Gross-Up Procedural Provisions

(1)                                  Subject to the provisions of Paragraph 5, all determinations required to be made under Section 3 and this Annex A, including whether an Excise Tax is payable by the Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required to be paid by the Company to the Executive and the amount of such Gross-Up Payment, if any, will be made by a nationally recognized accounting or law firm (the “National Firm”) selected by the Executive in the Executive’s sole discretion.  The Executive will direct the National Firm to submit its determination and detailed supporting calculations to both the Company and the Executive within 30 calendar days after the date of termination of the Executive’s employment, if applicable, and any such other time or times as may be requested by the Company or the Executive.  If the National Firm determines that any Excise Tax is payable by the Executive, the Company will pay the required Gross-Up Payment to the Executive after receipt of such determination and calculations with respect to any Payment to the Executive as provided in Paragraph 7.  If the National Firm determines that no Excise Tax is payable by the Executive with respect to any material benefit or amount (or portion thereof), it will, if requested by the Executive, at the same time as it makes such determination, furnish the Company and the Executive with an opinion that the Executive has substantial authority not to report any Excise Tax on the Executive’s federal, state or local income or other tax return with respect to such benefit or amount.  As a result of the uncertainty in the application of Section 4999 of the Code and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the National Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made hereunder.  In the event that the Company exhausts or fails to pursue its remedies pursuant to Paragraph 5 and the Executive thereafter is required to make a payment of any Excise Tax, the Executive will direct the National Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and the Executive as promptly as possible.  Any such Underpayment will be promptly paid by the Company to, or for the benefit of, the Executive after receipt of such determination and calculations as provided in Paragraph 7.

(2)                                  The Company and the Executive will each provide the National Firm access to and copies of any books, records and documents in the possession of the Company or the Executive, as the case may be, reasonably requested by the National Firm, and otherwise cooperate with the National Firm in connection with the preparation and issuance of the determinations and calculations contemplated by Paragraph 1.  Any determination by the National Firm as to the amount of the Gross-Up Payment will be binding upon the Company and the Executive.

(3)                                  The federal, state and local income or other tax returns filed by the Executive will be prepared and filed on a consistent basis with the determination of the National Firm with respect to the Excise Tax payable by the Executive.  The Executive will report and make proper payment of the amount of any Excise Tax, and at the request of the Company,

Short-Term Deferral

provide to the Company true and correct copies (with any amendments) of the Executive’s federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment.  If prior to the filing of the Executive’s federal income tax return, or corresponding state or local tax return, if relevant, the National Firm determines that the amount of the Gross-Up Payment should be reduced, the Executive will within five business days pay to the Company the amount of such reduction.

(4)                                  The fees and expenses of the National Firm for its services in connection with the determinations and calculations contemplated by Paragraph 1 will be borne by the Company.  If such fees and expenses are initially paid by the Executive, the Company will reimburse the Executive the full amount of such fees and expenses after receipt from the Executive of a statement therefor and reasonable evidence of the Executive’s payment thereof, as provided in Paragraph 7.

(5)                                  The Executive will notify the Company in writing of any claim by the Internal Revenue Service or any other taxing authority that, if successful, would require the payment by the Company of a Gross-Up Payment.  Such notification will be given as promptly as practicable but no later than 10 business days after the Executive actually receives notice of such claim and the Executive will further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by the Executive).  The Executive will not pay such claim prior to the expiration of the 30-calendar-day period following the date on which the Executive gives such notice to the Company or, if earlier, the date that any payment of amount with respect to such claim is due. If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive will:

(a)                                  provide the Company with any written records or documents in Executive’s possession relating to such claim reasonably requested by the Company;

(b)                                 take such action in connection with contesting such claim as the Company reasonably requests in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

(c)                                  cooperate with the Company in good faith in order effectively to contest such claim; and

(d)                                 permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company will bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and will indemnify and hold harmless the Executive, on an after-tax basis, for and against any Excise Tax or income or other tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses.  Without limiting the foregoing provisions of this

Paragraph 5, the Company will control all proceedings taken in connection with the contest of any claim contemplated by this Paragraph 5 and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that the Executive may participate therein at the Executive’s own cost and expense) and may, at its option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company determines; provided, however, that if the Company directs the Executive to pay the tax claimed and sue for a refund, the Company will advance the amount of such payment to the Executive on an interest-free basis and will indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income or other tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company’s control of any such contested claim will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(6)                                  If, after the receipt by the Executive of an amount advanced by the Company pursuant to Paragraph 5, the Executive receives any refund with respect to such claim, the Executive will (subject to the Company’s complying with the requirements of Paragraph 5) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto).  If, after the receipt by the Executive of an amount advanced by the Company pursuant to Paragraph 5, a determination is made that the Executive is not entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial or refund prior to the expiration of 30 calendar days after such determination, then such advance will be forgiven and will not be required to be repaid and the amount of any such advance will offset, to the extent thereof, the amount of Gross-Up Payment required to be paid by the Company to the Executive pursuant to Section 3 and this Annex A.

(7)                                  Notwithstanding any other provision of this Annex A to the contrary, but subject to Section 17, all taxes and expenses described in Section 3 and this Annex A shall be paid or reimbursed within 5 business days after the Executive submits evidence of incurrence of such taxes and/or expenses, provided that in all events such reimbursement shall be made on or before the last day of the year following (a) the year in which the applicable taxes are remitted or expenses are incurred or, (b) in the case of reimbursement of expenses incurred due to a tax audit or litigation in which there is no remittance of taxes, the year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation, in accordance with Treasury Regulation §1.409A-3(i)(1)(v).  The Executive shall be required to submit all requests for reimbursements no later than 30 days prior to the last day for reimbursement described in the prior sentence.  Any expense reimbursed by the Company in one taxable year in no event will affect the amount of expenses required to be reimbursed by the Company in any other taxable year.